SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934


Filed by the Registrant    [X]

Filed by a Party other than the Registrant   [  ]

Check the appropriate box:

[   ]  Preliminary Proxy Statement
[   ]  Confidential, for use of the Commission only (as permitted by
       Rule 14a-6(e)(2))
[xxx]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
[   ]  Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12


                          COMMAND SECURITY CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[XXX]  No fee required.
[   ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:


2) Aggregate number of securities to which transaction applies:


--------------------------------------------------------------------------------
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


--------------------------------------------------------------------------------
4) Proposed maximum aggregate value of transaction:


5) Total fee paid:

--------------------------------------------------------------------------------

[   ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)   Amount Previously Paid:

         2)   Form, Schedule or Registration Statement No.:

         3)   Filing Party:

         4)   Date Filed:

                          COMMAND SECURITY CORPORATION
                            Route 55, Lexington Park
                          Lagrangeville, New York 12540

                         -------------------------------

                           NOTICEOF ANNUAL MEETING OF
                    SHAREHOLDERS To Be Held November 17, 1997
                        --------------------------------


To the Shareholders of Command Security Corporation:

         The annual meeting of shareholders of Command Security Corporation will be held at its executive offices, located at Route 55, Lexington Park, Lagrangeville, New York on November 17, 1997, at 10:30 o'clock in the forenoon, eastern standard time, for the following purposes:

         1.  To  elect  four  directors,  Messrs.  William  C.  Vassell,  Gordon
             Robinett, Peter J. Nekos and Gregory J. Miller, to hold office until their respective two year terms expire and until their successors have been elected and qualified.

         2. To ratify the selection of auditors for the fiscal year ending March 31, 1998.

         3. To transact such other business as may properly come before the meeting.

         Only shareholders of record at the close of business on October 18, 1997, are entitled to notice of and to vote at the meeting and at any adjournment thereof. A complete list of shareholders entitled to vote will be available for inspection by shareholders at the executive offices of the Company at least ten days before the date of the meeting.

                                             By order of the Board of Directors.



                                             Debra M. Miller, Secretary

Dated: October 21, 1997
Lagrangeville, New York

IMPORTANT - Please sign the enclosed proxy and mail it promptly in the postpaid return envelope provided, particularly if you do not expect to attend the meeting in person.

                          COMMAND SECURITY CORPORATION
                            Route 55, Lexington Park
                          Lagrangeville, New York 12540

                         ------------------------------


                                 PROXY STATEMENT

                         ------------------------------


         This Proxy Statement is furnished in connection with the solicitation of proxies by the board of directors of Command Security Corporation ("Company") to be used at the annual meeting of shareholders of the Company to be held on November 17, 1997, at 10:30 o'clock in the forenoon, eastern standard time, at its executive offices, located at Route 55, Lexington Park, Lagrangeville, New York, for the purposes set forth in the accompanying notice of annual meeting of shareholders. If the enclosed form of proxy is executed and returned, it may nevertheless be revoked at anytime before it is exercised, either in person at the annual meeting or by written notice or by a duly executed proxy, bearing a later date, sent to the Secretary of the Company. If no instructions are given on the proxy, it will be voted as herein recommended by the board of directors. The Company anticipates mailing this proxy statement and the accompanying proxy to shareholders on or about October 21, 1997. The Company may require the assistance of certain broker-dealers in obtaining completed proxies from shareholders. Such assistance would be in the form of telephonic or written communication by employees of such broker-dealers. No contract or compensation is anticipated in connection with any such solicitation. All expenses of proxy solicitation will be borne by the Company.

     As of October 18, 1997, there were 6,750,696 shares of the Company's common stock issued and outstanding, held by approximately 2,639 beneficial owners and 300 holders of record. Each share of common stock is entitled to one vote. Only holders of record of common stock at the close of business on October 18, 1997 will be entitled to vote at the meeting.

         Proxies will be received and tabulated by the Company's transfer agent. Votes cast in person at the meeting will be tabulated by an election inspector appointed by the Company. Abstentions and "broker non-votes" are included in the determination of the number of shares present at the meeting. Abstentions are counted in tabulations of the vote cast on proposals presented to the shareholders, whereas broker non-votes are not counted in tabulations of the votes cast. Neither are counted as votes cast "for" a proposal.

         None of the Company's executive officers, directors, or director nominees have any substantial interest, direct or indirect, in any matter to be voted on other than election or appointment to office.

                              ELECTION OF DIRECTORS

         The Company's bylaws provide for its board of directors ("Board") to be divided into two classes. Directors are elected by a plurality of the votes of the shareholders. The Company's by-laws provide that there shall be not more than twenty-one nor fewer than three directors of the Company, with the exact number to be determined from time to time by the Board. The Board has resolved that the number of directors shall be eight (8). Proxies cannot be voted for a greater number of persons than the number of nominees named.

         The Board proposes that Messrs. William C. Vassell, Gordon Robinett, Peter J. Nekos, and Gregory J. Miller, whose terms of office expire at the upcoming annual meeting of shareholders, be re-elected as directors. It is not anticipated that any of these nominees will become unavailable for any reason, but, if that should occur before the annual meeting, the appointees named in the proxy reserve the right, in the exercise of their sole discretion, to substitute and to vote for any other person of their choice as nominee in place of such nominee or to vote for such lesser number of directors as may be prescribed by the board of directors in accordance with the Company's Certificate of Incorporation and bylaws.

         In accordance with Securities and Exchange Commission regulations, the enclosed proxy card provides shareholders with an opportunity to grant to, or withhold from, the appointees named therein the authority to vote for the election of any director nominee named above.

         The board of directors recommends that shareholders vote FOR the foregoing nominees.

         The following information is furnished as to the nominees:

Name ........................      Age     Title                           Since

William C. Vassell ..........      39      Chairman of the Board            1983

Gordon Robinett .............      62      Vice Chairman of the Board       1990

Peter J. Nekos ..............      69      Director                         1991

Gregory J. Miller ...........      39      Director                         1992

         William C. Vassell had been Chairman of the Board, President and Chief Executive Officer of the Company since 1983, when the Company repurchased the remaining 50% of its then-outstanding common stock (he became a 50% owner of the Company in 1980). Mr. Vassell resigned from the offices of President and Chief Executive Officer on February 24, 1995, and retained his position as Chairman of the Board. He has been a director of the Company since 1980, and has been a member of the Executive Committee since March 1995. Mr. Vassell is active in various industry and trade associations. He twice was Chairman of the Mid-Hudson Chapter of the American Society for Industrial Security (the nationally recognized security association), and he is a Certified Protection Professional within the Society. He is also a director of the Associated Licensed Detectives of New York State and a member of the Committee of National Security Companies.

         Gordon Robinett was appointed Vice Chairman of the Board of Directors on February 24, 1995, which. He was Treasurer of the Company from May, 1990 through August 1, 1996 when Mr. Robinett and the Company mutually agreed to terminate his employment. He has been a director since 1990. From May 1989 to April 1990, Mr. Robinett was a consultant to Uniforce Temporary Personnel, Inc., a publicly held national temporary personnel agency, and managed his personal investments. From 1968 to April 1989, he was employed by Uniforce, initially as Controller and thereafter as Vice President of Finance, Secretary and Treasurer; and he continues to serve as a member of its board of directors.

         Peter J. Nekos has been a director of the Company since March 1991. Mr. Nekos is a certified public accountant. From July 1984 to June 1986 he was a partner of Nekos & Kilduff, an accounting firm located in New Rochelle, New York. He operated his own accounting firm in Mamaroneck, New York from July 1986 until September 1996. At present he operates in Valhalla, New York.

         Gregory James Miller has been a director of the Company since September 1992. Since 1987 he has served as General Counsel for Goldline Connectors, Inc., a Connecticut-based electronics manufacturer, and sits on its board of directors. Mr. Miller also serves "of counsel" to Benenson & Kates, in New York, handling labor law and contract negotiations for security guard clients, and has handled various legal matters for the Company since 1985. Mr. Miller is currently employed by Goldline Connectors, Inc. He has a Bachelors Degree from Kalamazoo College, and a Juris Doctor degree from New York Law School, where he was an Editor of the Journal of Human Rights.

         Each member of the Board entered into a Shareholder Voting Agreement on March 8, 1995, which was amended on March 24, 1995, and on June 1, 1995 to include H. Richard Dickinson and on September 22, 1997 to include Thomas P. Kikis ("Agreement"). The Agreement provides that each person then on the Board will (i) vote all shares beneficially owned by him ("Shares") for the election to directorships of each of the other members of the Board, (ii) refrain from voting any of his shares for any action that would result in the increase or decrease of the number of positions on the Board or for the removal, without cause, of any member of the Board, and (iii) in the event of death, resignation or removal of any director, vote all of his shares in favor of the election of a person to be designated as replacement in accordance with the Agreement. (See, "Directors and Executive Officers".)

         The provisions of the Agreement will make it more difficult for the shareholders to replace the current directors. The Agreement provides that it will remain in effect so long as the parties thereto continue to hold shares.


                        DIRECTORS AND EXECUTIVE OFFICERS

         The Company's By-Laws require that the Board be divided into two classes. The first class consists of directors Steven B. Sands, Peter T. Kikis, Lloyd H. Saunders, III and Thomas Kikis. The second class consists of William C. Vassell, Gordon Robinett, Peter J. Nekos and Gregory J. Miller. The terms of the directors in the second class expire at the upcoming annual meeting of shareholders. The terms of the directors in the first class will expire at the annual meeting of shareholders in 1998 and until their successors are elected and qualified. Each director's term is for two years. A classified Board makes it more difficult for shareholders to change the majority of directors. Depending on the number of people in each class it could take two (2) annual meetings to replace a majority of the Board.

         Each member of the Board entered into a Shareholder Voting Agreement on March 8, 1995, which was finally memorialized on March 24, 1995, and which was amended on June 2, 1995 to include H. Richard Dickinson and on September 22, 1997 to include Thomas Kikis ("Agreement"). It provides that each party to the agreement then on the Board will (i) vote all shares beneficially owned by him ("Shares") for the election to directorship each of the other members of the Board, (ii) refrain from voting any Shares for any action that would result in the increase or decrease of the number of positions on the Board or for the removal, without cause, of any member of the Board, and (iii) in the event of death, resignation or removal of any director, vote all Shares in favor of the election of a person to be designated as replacement in accordance with the Agreement.

         Simultaneously with the execution of the Agreement, all of the persons then on the Board signed a Unanimous Written Consent which provides for them to designate certain members of the Board as replacements for any current director upon death, resignation, removal or inability to serve. Messrs. Vassell, Nekos, Miller and Robinett were given the authority to nominate their replacements; Messrs. Sands Saunders and Thomas Kikis were given the authority to nominate their replacements; and Mr. Peter Kikis was given the authority to nominate his replacement. The Board members agreed that their respective nominees of any replacements could be provided at a later date.

     The Company has the following standing committees: Executive, Compensation, and Audit. The Company does not have a Nominating Committee. The Executive Committee includes Messrs. Vassell and Peter T. Kikis, and currently has one seat open. The Executive Committee advises management between Board meetings and considers matters prior to presentation by the full Board. The Executive Committee meets regularly (at least twice monthly). The Compensation Committee includes Messrs. Vassell, Sands, and Peter T. Kikis. The Compensation Committee advises the Board on compensation-related issues with respect to the Company's employees. The Audit Committee includes Messrs. Robinett, Nekos and Saunders. The Audit Committee is responsible for recommending a selection for the Company's auditors and for advising the Board with respect to all audit, control and accounting matters. The Compensation Committee and Audit Committee each met once during the fiscal year ended March 31, 1996. All committee meetings were attended by at least 75% of the directors comprising the committee.

         The Company's Board of Directors met five times during the fiscal year ended March 31, 1997 and took action by unanimous written consent on eight occasions. The Company's Executive Committee met fifteen times during the fiscal year ended March 31, 1997; the Company's Audit Committee and Compensation Committee each met once during that period. Each non-employee member of the Board is currently entitled to receive $1,000 per Board meeting.

         The following table provides information concerning each person who was an executive officer or director of the Company at October 18, 1997.

Name                             Age    Title
----                             ---    -----

William C. Vassell .........     39     Chairman of the Board and Director

Gordon Robinett ............     62     Vice Chairman of the Board and Director

Thomas P. Kikis ............     36     Director

Gregory J. Miller ..........     39     Director

Peter J. Nekos .............     69     Director

Peter T. Kikis .............     73     Director

Steven B. Sands ............     37     Director

Lloyd H. Saunders, III .....     43     Director

Eugene U. McDonald .........     46     Sr. Vice President - Operations

Debra M. Miller ............     41     Secretary

         William C. Vassell had been Chairman of the Board, President and Chief Executive Officer of the Company since 1983, when he acquired the remaining 50% equity interest in the Company (he became a 50% owner of the Company in 1980). In connection with the Company's acquisition of United Security Group, Inc. ("United"), Mr. Vassell resigned from the offices of President and Chief Executive Officer on February 24, 1995, and retained his position as Chairman of the Board. He has been a director of the Company since 1980. Mr. Vassell is active in various industry and trade associations. He twice was Chairman of the Mid-Hudson Chapter of the American Society for Industrial Security (the nationally recognized security association), and he is a Certified Protection Professional within the Society. He is also a director of the Associated Licensed Detectives of New York State and a member of the Committee of National Security Companies.

         Gordon Robinett was appointed Vice Chairman of the Board of Directors on February 24, 1995. He served as Treasurer of the Company from May, 1990 until August 1, 1996 when Mr. Robinett and the Company agreed to mutually terminate his employment. He has been a director since 1990. From May 1989 to April 1990, Mr. Robinett was a consultant to Uniforce Temporary Personnel, Inc., a publicly held national temporary personnel agency, and managed his personal investments. From 1968 to April 1989, he was employed by Uniforce, initially as Controller and thereafter as Vice President of Finance, Secretary and Treasurer; and he continues to serve as a member of its board of directors.
                                       5

     Peter T. Kikis became a director of the Company on February 24, 1995 in connection with the acquisition of United. He is a director of Deltec
International S.A., the parent of Deltec Development Corporation, the subordinated debt lender to the Company. Since 1950, Mr. Kikis has been the President and a principal in Spencer Management Company, a real estate development and management company in New York, New York. From 1972 to 1992, Mr. Kikis was Chairman of the Board of Directors and a principal of McRoberts Protective Agency, a New York based provider of security guard services. His son, Thomas P. Kikis, was named to the Board on August September 22, 1997 to fill a vacancy created by the resignation of H. Richard Dickinson in accordance with the terms of the Agreement (see above).

     Peter J. Nekos has been a director of the Company since March 1991. Mr. Nekos is a certified public accountant. From July 1984 to June 1986 he was a partner of Nekos & Kilduff, an accounting firm located in New Rochelle, New York. He operated his own accounting firm in Mamaroneck, New York from July 1986 until September 1996. At present he operates in Valhalla, New York.

     Gregory James Miller has been a director of the Company since September 1992. Since 1987 he has served as General Counsel for Goldline Connectors, Inc., a Connecticut-based electronics manufacturer, and sits on its board of directors. Mr. Miller also serves "of counsel" to Benenson & Kates, in New York, handling labor law and contract negotiations for security guard clients and has handled various legal matters for the Company since 1985. Mr. Miller is currently employed by Goldline Connectors, Inc. He has a Bachelors Degree from Kalamazoo College, and a Juris Doctor degree from New York Law School, where he was an editor of the Journal of Human Rights.

     Steven B. Sands was placed on the Board on April 13, 1994, in accordance with the provisions of the Company's agreement with Sands Brothers executed in connection with the Company's 1993 Private Placement. Mr. Sands is Chairman of the Board of Sands Brothers & Co., Ltd., a Delaware corporation registered as a broker-dealer. Mr. Sands also has interests in certain entities which own the Company's stock. Mr. Sands is currently on the board of directors of the following publicly-traded companies: The Village Green Bookstore, Inc.; Semi-Conductor Packaging Materials, Inc.; Digital Solutions, Inc.; and Brightpoint Financing for Science International.

     Lloyd H. Saunders, III, became a director of the Company on February 24, 1995, in connection with the acquisition of United. He is a managing director at Sands Brothers and has been so since 1991. From 1989 to 1990, he was a private investor and from 1986 to 1988 he was the Director of Corporate Finance for Whale Securities, New York, New York.

     Thomas Kikis was named to the Company's board of directors on September 22, 1997 to fill the vacancy resulting from the resignation of H. Richard Dickinson. Mr. Kikis is the President of Kikis Asset Management, an investment firm in New York which Mr. Kikis founded in 1992. Mr. Kikis spent nine years as a Vice President in charge of trading at Deltec Asset Management, where his responsibilities included proprietary capital risk trading, discretionary client portfolio management and research.

     Eugene U. McDonald has more than 20 years experience in the security business. He joined the Company in October of 1992 as Vice President of Corporate Services, and recently took over the position of Senior Vice President
- Operations. Mr. McDonald has held senior management positions with Globe Security (1973-1990) and Burns International Security Services (1990-1992). He has extensive direct personal experience with the handling of specialized security personnel for cleared facilities as evidenced by his duties as Group Vice President Energy Services for Globe Security. He is active in the American Nuclear Society, Institute of Nuclear Materials Management, American Society for Industrial Security and the Connecticut Police Chiefs Association.

         Debra M. Miller has been employed by the Company since September 1983, initially as Office Manager and, since March 1986, as Corporate Secretary.

                             OWNERSHIP OF SECURITIES

         The following table sets forth certain information regarding the number and percentage of common stock (being the Company's only voting securities) beneficially owned by (i) each person who owns of record (or is known by the Company to own beneficially) 5% or more of the Company's common stock or as to which he has the right to acquire within 60 days of October 18, 1997, (ii) each director and executive officer and (iii) all of said beneficial owners, officers and directors as a group, as of October 18, 1997. The address for each director and executive officer is the Company's principal office at Lexington Park, Route 55, Lagrangeville, New York 12540.

         Other than as set forth in the following table or pursuant to the Shareholders Voting Agreement, the Company is not aware of any person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) who owns more than 5% of the common stock of the Company.

                                         Amount and
                                         Nature of
                                         Beneficial
Name                                     Ownership (1)              Percent of Class (12)
----                                     -------------              ---------------------

William C. Vassell                      1,486,950 (2)                       20.4%

Steven B. Sands/                        1,261,311 (3)                       18.2%


Gordon Robinett                           262,500 (4)                        3.8%

Peter T. Kikis                            231,000 (5)                        3.3%

Thomas P. Kikis                           519,100 (6)                        7.5%

H. Richard Dickinson                       37,000 (7)                          *

Peter J. Nekos                             22,500 (8)                          *

Eugene U. McDonald                          6,000                              *

Debra Miller                               17,600 (9)                          *

Lloyd H. Saunders, III                      7,500 (10)                         *

Gregory J. Miller                          10,000 (11)                         *

All Executive Officers and              3,342,361 (2)(3)(4)                 47.6%
Directors as a Group                    (5)(6)(7)(8)(9)(10)(11)
(11 Persons)

-----------------------
*        Less than 1 percent.

(1) The Company has been advised that all individuals listed above, except Steven B. Sands (see Note (3), below) and Peter T. Kikis (see Note (5), below) have the sole power to vote and dispose of the number of shares set forth opposite their names.

(2)      Includes  525,000  shares  underlying   warrants  that  are  currently
         exercisable.

(3) A Schedule 13D filed by Mr. Sands, Sands Brothers and the parties listed below, filed with the Commission on or about November 8, 1993, and amended on April 7, 1994, December 13, 1994, March 31, 1995 and November 9, 1995 ("Sands Brothers 13D"), indicates that these shares are beneficially owned by: Katie and Adam Bridge Partners, L.P.; Jenna Partners, L.P.; Jenna Partners, II, L.P.; Owl-I Partners, L.P.; Lily Capital Appreciation Partners, LP and Ponderosa Partners, LP ("Ponderosa"). The corporate general partners of the above-named limited partnerships are, respectively, K & A Bridge Partners Corp., Jenna Capital Corp., Jenna II Capital Corp., Owl Capital Management, Inc., Lily Capital Corp. and Ponderosa Capital Corp. Mr. Steven B. Sands is the chief executive officer of Sands Brothers as well as a director and the owner of 50% of the capital stock of K & A Bridge
         Partners Corp., Jenna Capital Corp., Jenna II Capital Corp. and Owl Capital Management, Inc. Mr. Martin S. Sands is the President of Sands Brothers as well as a director and 50% owner of the above-referred corporate general partners. Steven B. Sands and Martin P. Sands are the only executive officers, directors and controlling persons of Sands Brothers. Based on information provided by Sands Brothers to the Company, Steven B. Sands and Martin S. Sands each share voting power over 1,261,311 shares. This amount includes (i) 64,390 shares issuable upon exercise of the warrant issued to Sands Brothers in connection with the Company's 1993 Private Placement ("Sands Warrant"); (ii) 100,610 shares issuable upon exercise of a placement warrant issued to Sands Brothers in connection with the Company's 1996 Private Placement that has been transferred to Ponderosa ("Sands 95 Placement Warrant"); and (iii) 7,000 shares issuable upon exercise of the Sands Consulting Warrant, issued to Sands Brothers in connection with consulting services provided to the Company.

                                       8

          As disclosed in the November 1995 amendment to the Sands Brothers 13D, Sands Brothers transferred to its designees warrants to purchase 95,610 shares underlying the Sands Warrant and approximately 149,390 under the Sands 95 Placement Warrant. Katie and Adam Bridge Partners, L.P. has sole voting and dispositive power over 746,061 shares; Jenna Partners, L.P. has sole voting and dispositive power over 122,500 shares; Jenna Partners, II, L.P. has sole voting and dispositive power over 85,750 shares; Owl-I Partners, L.P. has sole voting and dispositive power over 35,000 shares; Lily Capital Appreciation Partners, L.P. has sole voting and dispositive power over 100,000 shares and Ponderosa has sole voting and dispositive power over 165,000 shares. On March 30, 1994, Mr. Steven B. Sands was elected to the Company's Board of Directors.

(4)       Includes 107,500 shares underlying presently exercisable non-qualified
          stock  options  and  120,000  shares  underlying   warrants  that  are
          currently exercisable.

(5) Includes 162,000 shares underlying warrants currently exercisable, 4,000 shares issuable upon conversion of Series A Preferred Stock and 5,000 shares owned by his spouse.

(6) Includes 162,000 shares underlying warrants currently exercisable, 4,000 shares issuable upon conversion of Series A Preferred Stock, and 6,600 shares owned by his spouse.

(7) Includes 35,000 shares underlying warrants currently exercisable. Mr. Dickinson resigned from the offices of executive officer and director on August 8, 1997 and August 13, 1997, respectively.

(8)       Includes 20,000 shares underlying options currently exercisable.

(9)       Includes 17,500 shares underlying warrants currently exercisable.

(10)      Includes 7,000 shares underlying warrants currently exercisable.

(11)      Includes 10,000 shares underlying warrants currently exercisable.

(12) Percent of class for each shareholder is calculated as if all options and warrants included in the table for such shareholder are outstanding. The number of outstanding shares of common stock is 6,750,696 The percent of class for all executive officers and directors as a group is calculated as if all options and warrants held by any shareholders included in the group are outstanding. The denominator for the group calculation is 8,097,696.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

                     Board Report On Executive Compensation

         The Company's Compensation Committee advises the Board on all matters related to the compensation of executive officers and is currently comprised of William C. Vassell, Peter T. Kikis and Steven B. Sands. The Compensation
Committee's policy for determining compensation for management personnel is based on its understanding of the market rate for similar positions in an effort to attract and retain qualified personnel. Raises are granted based on performance which is measured in terms of a wide range of factors including the Company's earnings, revenue, period to period performance, acquisitions, cost savings, length of service, creativity and financing.

         Mr. Vassell's compensation has been fixed by an employment agreement which became effective as of July, 1990. As a result of full Board action, this agreement was amended as of February 24, 1995 (the date on which the assets of United Security Group, Inc. were acquired), to increase the base salary to $150,000 and to extend the terms to July 19, 2000. The purpose of the extension was to ensure continuity of management during the five-year period following the acquisition of substantially all of the assets of United Security Group Inc. The increase in salary payable to Mr. Vassell was determined by the Board to be in accordance with competitive rates paid senior executive officers of comparably sized companies in the security industry.

         In making determinations with respect to compensation, the Company reviewed the compensation paid to chief executive officers at other security guard companies with which the Board was familiar. The base salary selected was at the low to median range of the comparison companies. Mr. Vassell's bonus is equal to varying percentages of specified levels of Pre-Tax Operating Profit ("PTOP"). Mr. Vassell is entitled to 5% of PTOP between $.5 million and $1.0 million and 2% of PTOP over $1.0 million. The bonus percentages were determined by the committee, based upon potential PTOP and the total compensation that would be payable Mr. Vassell in the event bonuses were paid. The resulting potential aggregate compensation is considered reasonable by the committee based on the achieved PTOP and is intended to provide a monetary incentive to the Mr. Vassell to maximize Company profits. Mr. Vassell did not participate in any decision regarding his compensation.

         The foregoing report has been submitted by the Company's Compensation Committee. No director has dissented to any information contained herein.

                               William C. Vassell
                                 Peter T. Kikis
                                 Steven B. Sands

         COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN
                             COMPENSATION DECISIONS

     The Compensation Committee is comprised of William C. Vassell, Peter T. Kikis and Steven B. Sands. Mr. Vassell, while not the chief executive officer, may be deemed to act in a similar capacity and is an employee of the Company under an employment agreement (see "Employment Agreements and Warrants and Termination of Employment and Change of Control Agreements").

     While Mr. Vassell may participate in discussions and/or decisions relating to compensation for executive officers, he has not and will not vote on matters relating to his own compensation. None of the directors or executive officers serve on the Compensation Committee of any other entity, with the exception of Gordon Robinett who serves on the Compensation Committee of Uniforce Services, Inc. None of the other members of the Company's board of directors is an officer, director or employee of Uniforce Services, Inc.

     On February 24, 1995 in connection with the acquisition of United Security Group, Inc., the Company entered into a subordinated loan agreement with Deltec Development Corporation, a subsidiary of Deltec International SA. Peter T. Kikis, a director of the Company, is a director of Deltec International SA. The original principal balance of the loan was $1,500,000 payable over four years at 14% interest.

     Steven B. Sands is Chairman of Sands Brothers & Co., Ltd. ("Sands Brothers") a broker-dealer and investment banking firm with which the Company has entered into numerous agreements. Sands Brothers was engaged as private placement agent in connection with the Company's 1993 and 1995 private placements.


                              Summary Compensation

     The following table sets forth for the fiscal year ended March 31, 1997, all plan and non-plan compensation paid to, earned by, or awarded to all persons serving as the Company's chief executive officer or similar capacity and its executive officers who received total annual salary and bonus in excess of $100,000 for the fiscal year ended March 31, 1997, and, therefore, compensation for no other executive officer is disclosed.

                           SUMMARY COMPENSATION TABLE
                        FOR THE FISCAL YEAR ENDED 3/31/97

                           Annual  Compensation                                        Long-Term Compensation

                                                                Other Annual           Shares Underlying
                            Fiscal Year Ended                     Salary               Warrants        Shares Underlying
Name and Principal Position     March 31      Annual Salary    Compensation    Bonus   Granted         Repriced Warrants
                                 --------      -------------    ------------   -----   -------         ----------------


William C. Vassell (1)           1995           $152,885            (2)         0        0              0
Chairman of the Board            1996           $150,000            (2)         0        0              0
                                 1997           $150,000            (2)         0        0              0


H. Richard Dickinson  (3)        1995           0                   (2)         0        0              0
Former Chief Financial Officer   1996           131,593             (2)         0        0              0
and Executive Vice President     1997           130,000             (2)         0        35,000         0



Gordon Robinett                  1995           $101,923             (2)        0        0              0
Vice Chairman                    1996           $100,000             (2)        0        0              0
of the Board and Former          1997           $37,692              (2)        0        0              227,500 (4)
Treasurer


Eugene U. McDonald               1995           $ 78,172             (2)        0        0              0
Senior Vice President -          1996           $ 88,461             (2)        $15,000  0              0
Operations                       1997           $105,270             (2)        $10,000  0              0

(1) As of March 31, 1995, Mr. Vassell held a total of 961,950 shares and warrants for 525,000 shares of the Company's common stock. He resigned from the offices of President and Chief Executive Officer on February 24, 1995.

(2) All perquisites and other personal benefits, securities or property do not exceed 10% of the total annual salary and bonus of the executive officer.

(3) Mr. Dickinson resigned from the offices of Chief Financial Officer and Executive Vice President on or about August 8, 1997.

(4) Includes repricing of the: 107,500 shares issued on January 19, 1991, with exercise price at market value of $5.00, reduced to market value of $3.25 as of August 16, 1993 and reduced on July 15, 1996 to $2.50; 60,000 shares issued on April 8, 1991, with exercise price at market value of $3.375, reduced to market value of $3.25 as of August 16, 1993 and reduced July 15, 1996 to $2.50; and 60,000 shares issued on May 15, 1992, with exercise price at market value of $3.88, reduced to market value of $3.25 as of August 16, 1993 and reduced on July 15, 1996 to $2.50.

         The following table sets forth the information for the fiscal year ended March 31, 1997, with respect to each exercise of stock options and warrants, and the fiscal year end value of unexercised options and warrants for all persons acting in the capacity of chief executive officer and each of the Company's executive officers whose total annual salary and bonus exceeded $100,000. There were no tandem or free stock appreciation rights outstanding.

                                 March 31, 1997
                              OPTION/WARRANT VALUES


                                         Number of Shares Underlying      Value of Unexercised in-the-money
                                         Warrants Outstanding(1)          Options at 3/31/97(2)

Name                                     Exercisable                      Exercisable
----                                     -----------                      -----------
William C. Vassell                       225,000 (3)                      $   0
Chairman of the Board (4)                175,000                          $   0
                                         125,000                          $   0

H. Richard Dickinson                     35,000                           $   1,085 - revise
Former Chief Financial Officer
Executive Vice President

Gordon Robinett                          227,500                          $   0
Vice Chairman of the
Board and Former Treasurer

Eugene U. McDonald                       None                             $   0
Senior Vice President - Operations

(1) No warrants were exercised by executive officers during the fiscal year ended March 31, 1997.
(2) Values based on the $1.00 closing sales price of the Company's common stock on October 15, 19977.
(3) Originally 500,000 reduced to 225,000 as of approximately March 31, 1995. Mr. Vassell reduced his warrants to minimize the dilution to shareholders that resulted from the issuances that were consummated in February, 1995 in connection with the acquisition of the security guard assets of United Security Group Inc.
(4) Mr. Vassell resigned from the offices of President and Chief Executive Officer on February 24, 1995.

                         Ten-Year Option/SAR Repricings

------------------------------------------------------------------------------------------------------------------------------------

                                          Number of      Market price of     Exercise price of                   Length of original
      Name              Date            options/SARs   stock at time of     time of repricing   New exercise   option term remaining
                                          repriced         repricing                or             price        at date of repricing
                                             or               or                amendment           ($)                 or
                                          amended          amendment               ($)                              amendment
                                            ($)               ($)
      (a)                (b)                (c)               (d)                  (e)              (f)                (g)
Gordon Robinett     July 15, 1996         227,500            2.00                  3.25             2.50    Original expiration date
                                                                                                                 was May 15, 1997
------------------ ---------------- ----------------- -------------------- -------------------- --------------------- ----------

                   Comparison of Cumulative Total Return Among
                  Command, NASDAQ Index and Industry Peer Group


         The following graph demonstrates the performance of the cumulative total return to the stockholders of the Company's common stock in comparison to the cumulative total return of companies which trade their securities on the NASDAQ stock market (U.S. companies) and an industry peer group defined as those companies with securities traded in NASDAQ with SIC numbers 7380 - 7389 (Miscellaneous Business Services). These companies include Pinkerton's, Inc. and total eighty-two distinct issues. The Company will provide to any shareholder, upon request, a list of the companies included in the peer group.


                Comparison of Five-Year Cumulative Total Returns
                              Performance Graph for
                          COMMAND SECURITY CORPORATION


Produced on 09/16/97 including data to 3/31/97

[Chart in Original]

                                     LEGEND
  Total Returns Index for:                         3/31/92    3/31/93    3/31/94    3/31/95     3/31/96       3/31/97
  -----------------------                          -------    -------    -------    -------    --------       -------
  COMMAND SECURITY CORPORATION                     100.0      70.0       76.3       38.8       25.0           38.1
  NASDAQ Stock Market (US Companies)               100.0      115.0      124.1      138.0      187.4          208.3
  NASDAQ Stocks (SIC 7380-7389 US Companies)       100.0      79.7       73.9       84.1       176.1          143.4
  Miscellaneous Business Services

Notes:
         A. The lines represent monthly index levels derived from compounded daily returns that include all dividends. B. The indexes are re-weighted daily, using the market capitalization on the previous trading day. C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day issued.
         D.  The index level for all series was set to $100.0 on 03/31/92.


      Employment Agreements and Warrants and Termination of Employment and
                          Change of Control Agreements

     The Company currently has an employment agreement with Mr. Vassell. Mr. Vassell's agreement was amended in April 1991 and amended and restated in June 1991. In September 1992, this agreement was extended for two years to July 19, 1995, and further amended on February 24, 1995, its term to extend to July 19, 2000.

         Pursuant to his employment agreement, as amended as of February 24, 1995, Mr. Vassell serves as Chairman of the Board of the Company. He is entitled to an annual salary of $175,000. Mr. Vassell is also entitled to an annual bonus equal to 5% of the Company's pre-tax profit for each fiscal year exclusive of
(a) capital gains and losses; (b) the annual bonus; and (c) federal state and local income and franchise taxes for that year ("Pre-Tax Operating Profit") from $.5 million to $1.0 million, and 2% of all additional Pre-Tax Operating Profit in excess of $1.0 million and is provided with the use of a Company-owned automobile and reimbursement for automobile insurance and operating expenses. Also pursuant to the employment agreement, Mr. Vassell was awarded a warrant to purchase 175,000 shares of common stock at a price of $3.375 per share, exercisable on or after March 31, 1992.

         In recognition of sales and profits achievements, Mr. Vassell was issued warrants covering 300,000 shares, 175,000 of which were issued in April, 1991, are exercisable at $3.25 and expire on April 8, 1998, and 125,000 of which were issued in May, 1992, are exercisable at $3.25 and expire on May 15, 1999. Mr. Vassell has also been issued a warrant in connection with his December, 1993, pledge of 510,000 of his shares to ISS in connection with the Company's acquisition of certain security guard assets from ISS. This warrant expires in December 1998 and is exercisable at $3.75 per share, the fair market value of the Company's common stock as of the date of issuance of the warrant. Mr. Vassell pledged said shares as additional collateral to secure the Company's $1.0 million in promissory notes to ISS for the balance of the purchase price of the ISS security guard assets. Pursuant to an indemnification agreement between Mr. Vassell and the Company, the Company has agreed to indemnify Mr. Vassell for any liability, loss or expense incurred by him as a result of his pledge of shares. In connection with the acquisition of the assets of United Security Group, Inc. in 1995 and pursuant to the Placement Agent Agreement dated February 24, 1995 between the Company and Sands Brothers, Mr.
Vassell agreed to reduce the number of shares covered by the warrant to 225,000.

         In September of 1992, the Company entered into a Compensation Continuation Agreement with Mr. Vassell in consideration for his agreement to extend the term of his employment for two years. This Agreement is in addition to his employment agreement and provides that, if, within specified periods of a Change of Control of the Company (as defined in the Agreement) Mr. Vassell's employment is terminated by the Company without Cause (as defined in said Agreement), or if Mr. Vassell terminates his employment for Good Reason (as defined in the Agreement), Mr. Vassell will be paid 2.99 times the greater of his annual compensation as in effect on the date of the Agreement or the highest annual compensation for any of the three years preceding the termination. All awards previously granted under any performance incentive plan, the actual payment of which may be deferred, will be vested as a result of the Change of Control and all options and warrants held by Mr. Vassell will become immediately exercisable. Currently, the aggregate amount payable to Mr. Vassell upon his termination in the event of a Change in Control would be
2.99 times his total compensation of $175,000 for the fiscal year ended March 31, 1997, or approximately $525,000.

         In July 1996, the five-year employment agreement with Gordon Robinett which provided for a $100,000 per year salary, plus bonus, was mutually terminated by the Company and Mr. Robinett. In consideration of this termination, the Company entered into a consulting agreement with Mr. Robinett pursuant to which he would be paid a total of $180,000 over four years. The Company also agreed to lower the exercise price from $3.25 to $2.50 of the option and warrants previously granted to him covering 227,500 shares and to affirm their extension to July 19, 2000. At present, the Company has an oral employment agreement with Mr. Robinett, pursuant to which he receives per-diem remuneration based on an annual salary of $100,000. Mr. Robinett typically works three days per week.

         In May 1992, as an incentive for outside directors, the Board issued to Peter J. Nekos a five-year warrant to purchase 10,000 shares at an initial exercise price of $3.88 per share, the fair market value on the date of grant. In recognition of Mr. Nekos' contributions to the Company, in August 1993, the board of directors authorized the extension of Mr. Nekos' outstanding warrant by two years and reduced the purchase price to $3.25 per share, the fair market value on the date of the extension. In consideration of their contributions as members of the Board, Mr. Nekos and Gregory J. Miller each received warrants in October 1996 for 10,000 shares exercisable at $1.875 over five years, and Mr. Peter T. Kikis received warrants in October 1996 to purchase 150,000 shares over five years at a price of $1.875 per share.

         Other than pursuant to the employment agreement for Mr. Vassell, the Compensation Continuation Agreement for Mr. Vassell and the per-diem Agreement with Mr. Robinett, there is no compensation plan or arrangement for the benefit of any person named in the Summary Compensation Table that would result from the resignation, retirement or other termination of such person's employment.

         Other than the compensation described above, there are no long-term incentive plans for the persons named in the Summary Compensation Table. The Company does not have a pension plan.

  1                                     17

                             SECTION 16(a) REPORTING

         Each  director and  executive  officer of the Company who is subject to
Section 16 of the Securities Exchange Act of 1934, and each other person who beneficially owns more than 10% of the Company's common stock, is required by
Section 16(a) of that Act to report to the Securities and Exchange Commission by a specified date his or her ownership of and transactions in the Company's common stock. Copies of such reports on Forms 3, 4, and 5 must also be provided to the Company. Based solely on a review of Forms 3, 4 and 5 and any amendments thereto, and written representations to the Company with respect to the fiscal year ended March 31, 1997, the Company is not aware of any person who, at any time during the fiscal year ended March 31, 1997, was a director, officer or beneficial owner of more than ten percent (10%) of the Company's common stock and who failed to file reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended, during the fiscal year ended March 31, 1997. The following event was reported late: Mr. Vassell's wife sold 10,000 shares of common stock in February 1997.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On February 24, 1995 in connection with the acquisition of United Security Group, Inc., the Company entered into a subordinated loan agreement with Deltec Development Corporation, a subsidiary of Deltec International SA. Peter T. Kikis, a director of the Company, is a director of Deltec International SA. The original principal balance of the loan was $1,500,000 payable over four years at 14% interest.

         In response to the request of the subject warrant holders, on October 4, 1996, the Board determined that it would be in the best interest of all shareholders to authorize a one (1) year extension of the warrant covering 800,000 shares issued to investors in the 1993 private placement. The warrants have a current exercise price of $3.50 and would have expired by their terms on October 28, 1996. The expiration date has been extended to October 28, 1997.



                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

         On February 5, 1996, at the direction of its Board of Directors, the Company advised Coopers & Lybrand LLP ("Coopers") that due to cost containment efforts, its engagement of Coopers as its independent public accountants was terminated. The Board also determined to engage D'Arcangelo & Co. LLP ("D'Arcangelo"), as its new independent public accountants, effective as of February 8, 1996.

                                    AUDITORS

         D'Arcangelo & Co., LLP audited the financial statements of the Company for the fiscal year ending March 31, 1997 and has been selected by the board of directors to audit the Company's financial statements for the fiscal year ending March 31, 1998. Representatives of D'Arcangelo & Co., LLP are expected to be present at the Company's annual meeting, with the opportunity to make a statement and to be available to respond to appropriate questions. At the annual meeting, the shareholders will be asked to ratify the selection.

         The board of directors recommends that shareholders vote FOR this Proposal.

               SHAREHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTORS
                   FOR THE 1997 ANNUAL MEETING OF SHAREHOLDERS

         Shareholder proposals intended for inclusion in the proxy material for the 1998 annual meeting of shareholders, and nominations for directors to be elected at the 1998 Annual Meeting, must be received by the Secretary of the Company at the Company's offices at Route 55, Lexington Park, Lagrangeville, New York 12540 not later than June 22, 1998, and not earlier than June 21, 1998, in order for such proposals and nominations to be included in the proxy material for the 1998 annual meeting of shareholders. The notice of nomination shall contain the following information: (a) the full names and residence and business addresses of each of the proposed nominees; (b) the business experience of each of the proposed nominees for the most recent five (5) years, including principal occupations and employment; (c) name, principal business and size of any entity in which such occupations and employment were carried on; (d) the number of shares of the Company's capital stock owned directly or indirectly by each of the proposed nominees; (e) a description of any legal or administrative proceedings or order or decree any nominee is or has been a party to or is or was subject to during the most recent five (5) years; (f) the name and residence and business address of the shareholder who makes the nomination; (g) the number of shares of the Company's capital stock owned directly or indirectly by the shareholder who makes the nomination; and (h) any other information regarding each of the nominees required by Schedule 14A of the Securities Exchange Act of 1934, as amended or any successor provision.

                    ADDITIONAL INFORMATION AND OTHER MATTERS

         The Company's financial statements, and Management's Discussion and Analysis thereof, are incorporated herein by reference to the Company's Annual Report for its fiscal year ended March 31, 1997, a copy of which is being provided to you together with this proxy statement. Any exhibit may be obtained, at a reasonable charge, by writing to the Company, Route 55, Lexington Park, Lagrangeville, New York 12540.

         Management is not aware of any matters to be presented for action at the meeting other than the matters mentioned above, and does not intend to bring any other matters before the Meeting. However, if any other matters should come before the Meeting, it is intended that the holders of the proxies will vote them in their discretion.

                                           By order of the board of directors,


                                           Debra M. Miller, Secretary

Dated:   October 21, 1997